Press Release

Las Vegas Sands Announces Completion of Financing for Marina Bay Sands in Singapore

Las Vegas, NV (January 4, 2008) – Las Vegas Sands Corp. (NYSE:LVS) announced today that the company has entered into a credit agreement which provides financing of up to SGD $5,442,604,530 for the development of the Marina Bay Sands in Singapore. Borrowings under the credit agreement will bear interest at a spread of 2.25% above the Singapore Dollar SWAP Offer Rate for a selected maturity of one, two, three or six months. The current Singapore Dollar Swap Offer Rate for a maturity of three months is approximately 2.16%.

Las Vegas Sands Corp. President William Weidner stated, “We are pleased to have completed this important financing for our Marina Bay Sands development. The completion of this Singapore Dollar-denominated facility, which is the largest private Singapore Dollar-denominated financing in Singapore’s history, was accomplished on very favorable terms in a challenging global credit environment.

“The vote of confidence we have received from the international financial community, including leading Singapore-based financial institutions, is a testament both to our track record of successful Integrated Resort development worldwide and to the significant economic benefits the Marina Bay Sands, South Asia’s first Integrated Resort, will deliver to the economy and people of Singapore,” continued Weidner. “Our Marina Bay Sands development remains on track for a late 2009 opening, and we look forward to continuing to work closely with the Singapore authorities as we complete the final design components of this iconic development in the coming months.”

Goldman Sachs, DBS Bank Ltd., UOB Asia Limited, and Oversea-Chinese Banking Corporation Limited acted as coordinators of the financing. The coordinators as well as affiliates of Citigroup, Lehman Brothers, Merrill Lynch, Sumitomo Mitsui Banking Corporation, Malayan Banking Berhad, Standard Chartered Bank, The Royal Bank of Scotland, Calyon, and The Bank of Nova Scotia acted as Mandated Lead Arrangers. DBS Bank Ltd. is acting as Technical Bank, Agent and Security Trustee.

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Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing three additional integrated resorts: The Palazzo Resort-Hotel-Casino in Las Vegas; Sands Bethworks™ in Bethlehem, Pennsylvania; and The Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip™, a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People’s Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.

Contacts:

Investment Community: Scott Henry (702) 733-5502

Media: Ron Reese (702) 414-3607